Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of Umpqua Holdings Corporation and Subsidiary of our report dated February 14, 2014, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Umpqua Holdings Corporation and Subsidiary, which report appears in the Form 10-K of Umpqua Holdings Corporation and Subsidiary for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon
April 18, 2014